Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES PRELIMINARY SALES RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR END 2010

SAN DIEGO, CA, January 26, 2011 – DJO Incorporated (“DJO” or the “Company”), a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, in anticipation of its upcoming National Sales Meeting, today announced preliminary sales results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year 2010, ended December 31, 2010. The Company said that these sales results remain subject to adjustment as the Company completes its year-end financial closing process and the annual audit of its financial results.

Preliminary Fourth Quarter Sales

Preliminary net sales for the fourth quarter of 2010 totaled approximately $249.8 million, compared with net sales of $257.2 million reported in the fourth quarter of 2009.  The fourth quarter of 2010 included 61 shipping days while the comparable 2009 period included 65 days. On the basis of average daily sales, sales for the fourth quarter of 2010 increased approximately 3.5 percent, compared to average daily sales for the fourth quarter of 2009.  Sales growth in the fourth quarter of 2010 was impacted by unfavorable changes in foreign currency exchange rates and by the sale or discontinuation of certain non-core product lines in the prior year. The Company also said that sales growth in the fourth quarter of 2010 was positively impacted by certain domestic customers who purchased safety stock for the Company’s bracing and supports products in anticipation of DJO’s January 2011 ERP go-live event. On the basis of constant currency, excluding a $3.2 million unfavorable impact from changes in foreign exchange rates from the rates in effect in the fourth quarter of 2009, excluding $2.3 million of sales in the fourth quarter of 2009 from product lines sold or discontinued and excluding $1.5 million in bracing and supports safety stock purchases by certain DJO domestic customers in the fourth quarter of 2010, sales growth for the fourth quarter of 2010 was 5.1 percent over pro forma net sales in the fourth quarter of 2009.

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Preliminary net sales in the fourth quarter of 2010 for the Company’s business segments, including Bracing and Supports, Surgical Implant, Recovery Sciences and International, are expected to reflect growth rates of approximately 4.5%, 4.6%, 4.7% and 6.5%, respectively, on the basis of average daily sales and constant currency, and pro forma for the fourth quarter of 2009 to exclude the sale or discontinuation of certain non-core product lines and excluding the impact of ERP safety stock purchases by certain DJO domestic customers in the fourth quarter of 2010.

Preliminary Fiscal 2010 Sales

Preliminary net sales for fiscal year 2010 totaled approximately $966.0 million, compared with net sales of $946.1 million reported in fiscal year 2009. Sales growth for the full year 2010 was impacted by unfavorable changes in foreign currency exchange rates, the sale or discontinuation of certain non-core product lines in the prior year and by customer purchases of safety stock related to the Company’s ERP go-live event. On the basis of constant currency, excluding a $4.1 million unfavorable impact from changes in foreign exchange rates from the rates in effect for the full year 2009, excluding $9.5 million of sales in the full year 2009 from product lines sold or discontinued and excluding $1.5 million in bracing and supports safety stock purchases by certain DJO customers in the fourth quarter of 2010, net sales for the full year 2010 grew 3.4 percent over pro forma net sales for the full year 2009.

Preliminary net sales for the full year 2010 for the Company’s business segments, including Bracing and Supports, Surgical Implant, Recovery Sciences and International, are expected to reflect growth of approximately 3.9%, 1.2%, 2.6% and 4.5%, respectively, on the basis of average daily sales and constant currency, and pro forma for the full year 2009 to exclude product lines sold or discontinued and excluding bracing and supports safety stock purchases by certain DJO customers in the fourth quarter of 2010.

“We are pleased to report preliminary fourth quarter and full year 2010 sales results in advance of our National Sales Meeting this week,” said Les Cross, president and chief executive officer. “While we continued to feel lingering economic impacts and reduced healthcare utilization throughout much of 2010, our sales performance in the fourth quarter reflects several positive trends and marked a high point for the year in terms of average sales per day. We are optimistic that these trends will continue to improve in 2011 as the economy slowly strengthens.

“On behalf of the DJO management team and our Board of Directors, I would like to extend our appreciation to all DJO employees for a job well done in the fourth quarter and all of 2010.” DJO said it intends to report its fourth quarter and full year 2010 financial results on February 15, 2011.

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About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, compression therapy products, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Compex®, Cefar®-Compex® and Ormed®. ReAble Therapeutics, Inc. acquired DJO Incorporated in a transaction completed on November 20, 2007 (the “DJO Merger”). Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated. DJO uses its website as a channel of distribution of material Company information. Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s preliminary sales results for the fourth quarter and full year of 2010 and the Company’s 2011 expectations for its businesses relative to the current market conditions, U.S. and global economic conditions and the Company’s U.S. commercial operations strategy. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any

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forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to material adjustments to the Company’s reported preliminary sales numbers, the successful execution of the Company’s business strategies relative to its Bracing and Supports, Recovery Sciences, Surgical Implant and International segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in economic conditions in the U.S. and worldwide; the successful execution of the Company’s sales strategies; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger, recent notes offering, and other recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for pending and future product liability claims; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 5, 2010 and Quarterly Report on Form 10-Q for the quarter ended October 2, 2010, filed on November 5, 2010, respectively, with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

-Tables to follow-

DJO Finance LLC

Unaudited Segment Information

(In thousands)

In the second quarter of 2010, we changed how we report our segmented financial information to senior management. Prior to the second quarter of 2010, our Bracing and Supports and Recovery Sciences businesses were reported together within the Domestic Rehabilitation Segment. During the second quarter, as a result of our recent sales and marketing leadership reorganization, these businesses are now separately evaluated and managed. Segment information for all periods presented has been restated to reflect this change.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales:
Bracing and Supports	$79,533	$79,535	$311,620	$298,759
Recovery Sciences	89,779	92,259	347,140	342,026
Surgical Implant	15,986	16,780	62,721	63,877
International	64,513	68,601	244,492	241,464
	$249,811	$257,175	$965,973	$946,126

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